                                                                     EXHIBIT 5.2


                                   LAW OFFICES
                                  MCAFEE & TAFT
                           A PROFESSIONAL CORPORATION
                        10TH FLOOR, TWO LEADERSHIP SQUARE
                               211 NORTH ROBINSON
                       OKLAHOMA CITY, OKLAHOMA 73102-7103
                                 (405) 235-9621
                               FAX (405) 235-0439
                            http://www.mcafeetaft.com

                                 April 25, 2001

Fleming Companies, Inc.
PO Box 299013
Lewisville, TX 75029

                                 Re: Senior Note Exchange Offer

Ladies and Gentlemen:

        Reference is made to your Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission today with respect to $355,000,000 aggregate principal amount of 10(1)/8 Senior Notes due 2008 (the "Securities"). The Securities will be unconditionally guaranteed (the "Guarantees") by the Guarantors (as hereafter defined). The Securities and the Guarantees will be issued under an indenture (the "Indenture") dated as of March 15, 2001, among Fleming Companies, Inc. (the "Company"), the Guarantors identified therein (the "Guarantors"), and Bankers Trust Company, as Trustee.

        We have examined your corporate records and made such other investigations as we deemed appropriate for the purpose of this opinion.

        Based upon the foregoing, we are of the opinion that:

        1. The Securities have been duly authorized by all necessary corporate action of the Company, and when executed, authenticated and delivered by or on behalf of the Company against payment therefor in accordance with the terms of the Indenture, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

        2. Each of the Guarantees has been duly authorized by all necessary corporate action of the respective Guarantor, other than Richmar Foods, Inc., as to which no opinion is given (each Guarantor other than Richmar Foods, Inc. is referred to as a "Non-California Guarantor"), and when executed in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Securities and upon payment therefor, will be the legally valid and binding obligation of the respective Non-California Guarantor, enforceable against such Non-California Guarantor in accordance with its terms.

               We hereby consent to the inclusion of this opinion as an exhibit to the above mentioned Registration Statement.

                                  Very Truly Yours,

                                  /s/ MCAFEE & TAFT
                                  a Professional Corporation